Exhibit 99.1

Mesa Offshore Trust Announces Entry into Settlement Agreement Subject to Court Approval

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas May 18, 2009 — JPMorgan Chase Bank, N.A. (“JPMorgan” or “Trustee”), on behalf of the Mesa Offshore Trust (OTC symbol-MOSH) (the “Trust”), announced today it has entered into a Final Settlement Agreement  with (1) MOSH Holding, L.P. and Dagger-Spine Hedgehog Corporation (together, “Plaintiffs”), (2) Pioneer Natural Resources Company and Pioneer Natural Resources Company USA, Inc. (together, “Pioneer”), and (3) Woodside Energy (USA), Inc. (“Woodside”), related to MOSH Holding, L.P. v. Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust ; Cause No. 2006-01984; pending in the 334 th  Judicial District Court (the “Court”) of Harris County, Texas (the “Lawsuit”).

The Lawsuit was filed on April 11, 2005, in the 250th  Judicial District Court of Travis County, Texas and was subsequently transferred to the 334th  Judicial District of Harris County, Texas, where it is currently pending.  Among other things, the Lawsuit relates to the status of a certain net overriding royalty interest owned by the Mesa Offshore Royalty Partnership (the “Partnership”), a partnership in which the Trust owns a 99.99% interest and Pioneer owns the remaining 0.01% managing general partner interest, on a lease that is the subject of an agreement between Pioneer and Woodside concerning the exploration and development of the lease.  The Lawsuit also concerns the sale of the assets of the Partnership as required under the Royalty Trust Indenture (“Trust Indenture”) for the Trust.  The Trust Indenture provides that the Trust shall liquidate if the total amount of cash per year received by the Trust falls below certain levels for three consecutive years.  As a result of insufficient production on royalty properties nearing the end of their estimated productive lives, royalty income received by the Trust in 2002, 2003, and 2004 fell below the termination threshold set forth in the Trust Indenture.

In the Lawsuit, Plaintiffs, both in their individual capacities and on behalf of the Trust and all Unit Holders, allege various causes of action against Pioneer, Woodside, and JPMorgan, both individually and in its capacity as Trustee of the Trust. In their Fourth Amended Original Petition, Plaintiffs allege that Pioneer acted wrongfully in connection with its management of and operations on properties in which the Partnership holds an interest, including alleged wrongful acts concerning a “farmout” to Woodside affecting those properties.  Plaintiffs allege that, in entering into this “farmout” agreement, Pioneer breached contractual obligations and committed various wrongful acts against the Trust, including fraud, breach of fiduciary duty, and gross negligence—which claims Pioneer denies.  Plaintiffs also allege that Woodside helped Pioneer in its alleged breaches, which Woodside denies.  Plaintiffs also allege that the Trustee is operating under a conflict of interest regarding Pioneer, and that it has breached its fiduciary duty to the Trust—which claims the Trustee denies.  Additionally as part of this Lawsuit, the Trustee has asserted claims against the Plaintiffs, and Pioneer and the Trustee have asserted claims against each other.

Under the Final Settlement Agreement: (1) Pioneer will pay to the Trust $13 million and will sell and contribute to the Trust any proceeds from the sale of all of its interests in the Brazos Block A-39 (the “Pioneer Settlement Interests”); (2) Trustee will pay to the Trust $5 million and will release all claims for and forgive repayment of the existing $5 million Demand Promissory Note (the “Credit Facility”) provided by JPMorgan, as lender, to the Trust; and (3) Woodside will pay to the Trust $1 million.  Notwithstanding certain other releases, the Trustee will be permitted to use the remaining balance available under the Credit Facility and any other Trust income to pay Trust liabilities and expenses as permitted under the Trust’s Indenture prior to the receipt and final distribution of any net settlement proceeds.

As provided in the Final Settlement Agreement, each of the parties agreed to release any and all claims against the other parties that are, or could have been, asserted in the Lawsuit, including any claims for reimbursement of attorney’s fees or costs.

As a condition precedent to the settlement, the Court must approve the settlement and enter findings as part of the Agreed Final Judgment that all claims that were raised (or that could have been raised) against the defendants in the Lawsuit are owned by the Trust and/or the Partnership; the Plaintiffs pursued the claims asserted in the Lawsuit on behalf of the Trust and/or the Partnership; the Plaintiffs and the Trustee have the authority to prosecute, resolve, settle and release all released claims on behalf of the Trust, the Partnership and the Plaintiffs; and the settlement is in the best interest of the Trust and its unit holders. The Court’s Agreed Final Judgment must be entered following a hearing for which notice has been provided by the Trustee to all Trust unit holders in accordance with the notice provisions of the Indenture.  If the Court does not approve the Final Settlement Agreement and enter an Agreed Final Judgment in accordance with the express terms set forth in the Final Settlement Agreement, any of the parties may, in its sole discretion, withdraw from the settlement and the Final Settlement Agreement will become null and void.

After the Final Settlement Agreement is approved and an Agreed Final Judgment is entered by the Court, the Trustee will direct Pioneer to sell the assets of the Mesa Offshore Royalty Partnership (the “Partnership assets”) (along with the Pioneer Settlement Interests), consistent with the terms contained in the Final Settlement Agreement and as approved by the Court, at public auction and any resulting sales proceeds will be remitted to the Trust as part of the wind-down process (the “Liquidation Process”).

The Partnership assets and the assets contributed to the Trust by Pioneer for sale pursuant to its tender letter of October 10, 2008 (hereafter referred to as “Pioneer Settlement Interests”) will be offered in two lots: (1) the West Delta 61 Lot; and (2) the Brazos A-39 Lot (together, the “Sales Lots”).  The Plaintiffs have identified a Qualified Bidder, MOSH, LLC, for each of the Sales Lots, which bidder must (1) place $375,000 for each Sales Lot, or $750,000 in the aggregate, into escrow within three business days following the date an Agreed Final Judgment is entered by the Court approving the Final Settlement Agreement, and (2) with respect to the Brazos A-39 Lot, demonstrate its qualification with the Mineral Management Service of the U.S. Department of the Interior to hold record title interest in and to operate offshore interests.  The Qualified Bidder will have the right to enter into Right of First Refusal Agreements with respect to the applicable Sales Lot, which would provide that in the event higher bids are obtained at public auction, the Qualified Bidder would have the right, but not the obligation, to purchase the lot on the same terms as the highest bidder.  If the Qualified Bidder fails to meet the applicable requirements or fails to timely exercise its right of first refusal, the Right of First Refusal Agreements will be extinguished and the sales process can proceed with the other highest bidder(s) and any escrow sums will be returned to the Qualified Bidder.

Payment of settlement proceeds by Pioneer, JPMorgan and Woodside within seven business days after the sales auction is held.  The settlement proceeds will be placed into separate, interest-bearing, escrow accounts at JPMorgan and will not be distributed by the Trustee until after the Agreed Final Judgment becomes final and non-appealable.  Should the Agreed Final Judgment be reversed, the settlement proceeds will be returned to the respective defendants.

The final distribution by the Trust of the proceeds (i.e., the settlement proceeds plus any sales proceeds from the public auction of the Partnership assets and the Pioneer Settlement Interests) to Trust unit holders will be made only after the settlement proceeds have been remitted to the Trustee, and the Trustee has deducted any costs incurred for effecting the sale of assets in the Liquidation Process and any other fees and expenses relating to the administration of the Trust after April 27, 2009.  Counsel for the Plaintiffs also intend to request that the Court award attorney’s fees of $6,250,000, plus approximately $2,500,000 in expenses, before final distribution. The actual amount awarded to the Plaintiffs’ counsel will be approved by the Court. Accordingly, the final distribution of net settlement and sales proceeds by the Trust to its 71,980,216 outstanding units of beneficial interest may be materially less than the gross settlement and sales proceeds.

The Trustee expects to establish a future record date approved by the Court in the Agreed Final Judgment to serve as the date for holders of record entitled to final distribution as part of the winding up of the Trust.

In the event the Liquidation Process does not result in the sale of Pioneer’s interests in Brazos Block A-39, Pioneer is entitled to dispose of such assets in any manner it sees fit, including by way of example and without limitation, withdrawing from participation in and ownership in Brazos Block A-39 pursuant to the terms of the Offshore Operating Agreement governing this property.  In addition, if the Partnership’s interests remain unsold and no buyer can be found after the completion of the public auction, Pioneer has the absolute right to cancel and/or extinguish such interest(s).  Until the time of any sale or abandonment of the Partnership’s assets, Pioneer, as managing general partner of the Partnership, will continue to operate the Partnership’s assets and distribute in the normal course any net proceeds to the Trustee for the benefit of the Trust. While the Court considers the proposed settlement, the trial has been postponed until at least September 7, 2009.

Unit holders of the Trust have the following options regarding the proposed final settlement:

a.                                 If you agree with the proposed final settlement, you need not do anything.  On the Court’s approval of the settlement and its entry of a final, non-appealable order, the Parties shall effectuate the terms of the settlement.

b.                                If you oppose the proposed final settlement, you may appear and voice your opposition at the settlement hearing, or you may file a written objection, as described below.

A settlement hearing shall be held on June 18, 2009, at 9:00 a.m., before the Honorable Sharon McCally of the 334th Judicial District of Harris County, Harris County Civil Courthouse, 201 Caroline Street, 15th Floor, Houston, Texas 77002.  The purpose of the settlement hearing shall be for the Court to determine whether the settlement should be approved as being in the best interests of the Trust and its Unit Holders/beneficiaries.  Any comments to the proposed final settlement should be filed in writing with the Court by Friday, June 12, 2009, and served on Trustee’s counsel, Andrews Kurth LLP, Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380, Attn:  Craig L. Stahl; Facsimile:  (713) 238-7478.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

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919 Congress Avenue, Austin, TX 78701